Exhibit 99.1

Cathay General Bancorp Announces Second Quarter 2019 Results

LOS ANGELES, July 17, 2019 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" Nasdaq: CATY), the holding company for Cathay Bank, today announced its unaudited financial results for the quarter ended June 30, 2019. The Company reported net income of $72.2 million, or $0.90 per share, for the second quarter of 2019.

FINANCIAL PERFORMANCE

	Three months ended
(unaudited)	June 30, 2019	March 31, 2019	June 30, 2018
Net income	$72.2 million	$66.7 million	$73.7 million
Basic earnings per common share	$0.90	$0.83	$0.91
Diluted earnings per common share	$0.90	$0.83	$0.90
Return on average assets	1.69%	1.61%	1.88%
Return on average total stockholders' equity	13.27%	12.57%	14.51%
Efficiency ratio	44.53%	45.42%	42.69%

SECOND QUARTER HIGHLIGHTS

  Total loans increased $316.1 million, or 9.0% annualized, to $14.6 billion for the quarter.
  Total deposits increased $276.6 million, or 8.1% annualized, to $14.4 billion for the quarter.

"In the second quarter of 2019, our total loans increased $316.1 million, or 9.0% annualized, to $14.6 billion. We continued our stock buyback program in the second quarter and repurchased 641,894 shares of our common stock at an average cost of $35.84," commented Pin Tai, Chief Executive Officer and President of the Company.

SECOND QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended June 30, 2019, was $72.2 million, a decrease of $1.5 million, or 2.0%, compared to net income of $73.7 million for the same quarter a year ago. Diluted earnings per share for both the quarter ended June 30, 2019 and June 30, 2018, was $0.90.

Return on average stockholders' equity was 13.27% and return on average assets was 1.69% for the quarter ended June 30, 2019, compared to a return on average stockholders' equity of 14.51% and a return on average assets of 1.88% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $3.4 million, or 2.4%, to $143.4 million during the second quarter of 2019, compared to $140.0 million during the same quarter a year ago. The increase was due primarily to increases in interest income from loans and securities, offset in part by an increase in interest expense from time deposits.

The net interest margin was 3.58% for the second quarter of 2019 compared to 3.83% for the second quarter of 2018 and 3.70% for the first quarter of 2019.

For the second quarter of 2019, the yield on average interest-earning assets was 4.81%, the cost of funds on average interest-bearing liabilities was 1.65%, and the cost of interest-bearing deposits was 1.58%. In comparison, for the second quarter of 2018, the yield on average interest-earning assets was 4.58%, the cost of funds on average interest-bearing liabilities was 1.03%, and the cost of interest-bearing deposits was 0.92%. The increase in the yield on average interest-earning assets resulted mainly from higher rates on loans. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.16% for the quarter ended June 30, 2019, compared to 3.55% for the same quarter a year ago.

Provision/(reversal) for credit losses

There was no provision/(reversal) for credit losses recorded for the second quarter of 2019 or 2018, based on our management's review of the appropriateness of the allowance for loan losses at June 30, 2019. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Six months ended June 30,
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
	(In thousands) (Unaudited)
Charge-offs:
Commercial loans	$ 1,713	$ 1,231	$ 488	$ 2,944	$ 507
Real estate loans (1)	-	-	390	-	390
Total charge-offs	1,713	1,231	878	2,944	897
Recoveries:
Commercial loans	1,356	41	150	1,397	1,063
Construction loans	30	1,044	44	1,074	88
Real estate loans(1)	423	310	499	733	1,366
Total recoveries	1,809	1,395	693	3,204	2,517
Net (recoveries)/charge-offs	$ (96)	$ (164)	$ 185	$ (260)	$ (1,620)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, equity securities gains (losses), wire transfer fees, and other sources of fee income, was $12.8 million for the second quarter of 2019, an increase of $5.0 million, or 64.1%, compared to $7.8 million for the second quarter of 2018, primarily due to higher gains from equity securities of $4.4 million and an increase of $1.1 million in wealth management fees.

Non-interest expense

Non-interest expense increased $6.4 million, or 10.1%, to $69.5 million in the second quarter of 2019 compared to $63.1 million in the same quarter a year ago. The increase in non-interest expense in the second quarter of 2019 was primarily due to a $2.6 million increase in salaries and employee benefits expense, a $4.0 million increase in amortization expense for investments in low income housing and alternative energy partnerships and a $2.2 million increase in provision for unfunded commitments, offset in part by a $2.4 million decrease in marketing expenses when compared to the same quarter a year ago. The efficiency ratio was 44.5% in the second quarter of 2019 compared to 42.7% for the same quarter a year ago.

Income taxes

The effective tax rate for the second quarter of 2019 was 16.6% compared to 13.0% for the second quarter of 2018. The effective tax rate includes the impact of low-income housing and alternative energy investment tax credits.

BALANCE SHEET REVIEW

Gross loans were $14.6 billion at June 30, 2019, an increase of $597.7 million, or 4.3%, from $14.0 billion at December 31, 2018. The increase was primarily due to increases of $273.3 million, or 7.4%, in residential mortgage loans, $221.4 million, or 3.3%, in commercial mortgage loans, $52.4 million, or 21.0%, in home equity loans, $31.0 million, or 1.1%, in commercial loans, and $17.4 million, or 3.0%, in real estate construction loans. The loan balances and composition at June 30, 2019, compared to December 31, 2018 and June 30, 2018, are presented below:

	June 30, 2019	December 31, 2018	June 30, 2018
	(In thousands) (Unaudited)
Commercial loans	$ 2,772,982	$ 2,741,965	$ 2,576,649
Residential mortgage loans	3,967,135	3,693,853	3,378,875
Commercial mortgage loans	6,945,562	6,724,200	6,615,791
Equity lines	302,351	249,967	191,445
Real estate construction loans	598,849	581,454	581,917
Installment and other loans	6,631	4,349	4,060
Gross loans	$ 14,593,510	$ 13,995,788	$ 13,348,737

Allowance for loan losses	(122,651)	(122,391)	(121,899)
Unamortized deferred loan fees	(1,415)	(1,565)	(3,248)
Total loans, net	$ 14,469,444	$ 13,871,832	$ 13,223,590

Total deposits were $14.4 billion at June 30, 2019, an increase of $660.6 million, or 4.8%, from $13.7 billion at December 31, 2018. The deposit balances and composition at June 30, 2019, compared to December 31, 2018 and June 30, 2018, are presented below:

	June 30, 2019	December 31, 2018	June 30, 2018
	(In thousands) (Unaudited)
Non-interest-bearing demand deposits	$ 2,758,344	$ 2,857,443	$ 2,835,314
NOW deposits	1,267,464	1,365,763	1,381,617
Money market deposits	1,909,097	2,027,404	2,263,991
Savings deposits	716,206	738,656	790,125
Time deposits	7,711,811	6,713,074	5,833,499
Total deposits	$ 14,362,922	$ 13,702,340	$ 13,104,546

ASSET QUALITY REVIEW

At June 30, 2019, total non-accrual loans were $54.7 million, an increase of $12.9 million, or 30.9%, from $41.8 million at December 31, 2018, and an increase of $2.0 million, or 3.8%, from $52.7 million at June 30, 2018.

The allowance for loan losses was $122.7 million and the allowance for off-balance sheet unfunded credit commitments was $4.6 million at June 30, 2019, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded credit commitments. The $122.7 million allowance for loan losses at June 30, 2019, increased $0.3 million, or 0.2%, from $122.4 million at December 31, 2018. The allowance for loan losses represented 0.84% of period-end gross loans, and 177.2% of non-performing loans at June 30, 2019. The comparable ratios were 0.87% of period-end gross loans, and 268.5% of non-performing loans at December 31, 2018. The changes in non-performing assets and troubled debt restructurings at June 30, 2019, compared to December 31, 2018 and June 30, 2018, are shown below:

(Dollars in thousands) (Unaudited)	June 30, 2019	December 31, 2018	% Change	June 30, 2018	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ 14,469	$ 3,773	283	$ -	-
Non-accrual loans:
Construction loans	4,702	4,872	(3)	8,040	(42)
Commercial mortgage loans	14,515	10,611	37	17,154	(15)
Commercial loans	28,070	18,805	49	19,212	46
Residential mortgage loans	7,461	7,527	(1)	8,322	(10)
Total non-accrual loans:	$ 54,748	$ 41,815	31	$ 52,728	4
Total non-performing loans	69,217	45,588	52	52,728	31
Other real estate owned	11,329	12,674	(11)	8,220	38
Total non-performing assets	$ 80,546	$ 58,262	38	$ 60,948	32
Accruing troubled debt restructurings (TDRs)	$ 64,898	$ 65,071	(0)	$ 84,487	(23)

Allowance for loan losses	$ 122,651	$ 122,391	-	$ 121,899	-

Total gross loans outstanding, at period-end	$ 14,593,510	$ 13,995,788	4	$ 13,348,737	9

Allowance for loan losses to non-performing loans, at period-end	177.20%	268.47%		231.18%
Allowance for loan losses to gross loans, at period-end	0.84%	0.87%		0.91%

The ratio of non-performing assets, to total assets was 0.5% at June 30, 2019, compared to 0.3% at December 31, 2018. Total non-performing assets increased $22.2 million, or 38.1%, to $80.5 million at June 30, 2019, compared to $58.3 million at December 31, 2018, primarily due to an increase of $12.9 million, or 30.9%, in non-accrual loans, and an increase of $10.7 million, or 283.5%, in accruing loans past due 90 days or more, offset in part by a decrease of $1.3 million, or 10.6%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At June 30, 2019, the Company's Tier 1 risk-based capital ratio of 12.26%, total risk-based capital ratio of 13.92%, and Tier 1 leverage capital ratio of 10.73%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2018, the Company's Tier 1 risk-based capital ratio was 12.43%, total risk-based capital ratio was 14.15%, and Tier 1 leverage capital ratio was 10.83%.

YEAR-TO-DATE REVIEW

Net income for the six months ended June 30, 2019, was $138.9 million, an increase of $1.4 million, or 1.0%, compared to net income of $137.5 million for the same period a year ago. Diluted earnings per share was $1.73 compared to $1.68 per share for the same period a year ago. The net interest margin for the six months ended June 30, 2019, was 3.64% compared to 3.79% for the same period a year ago.

Return on average stockholders' equity was 12.92% and return on average assets was 1.65% for the six months ended June 30, 2019, compared to a return on average stockholders' equity of 13.76% and a return on average assets of 1.76% for the same period a year ago. The efficiency ratio for the six months ended June 30, 2019, was 44.98% compared to 43.01% for the same period a year ago.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its second quarter 2019 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 5666716. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 39 branches in California, 10 branches in New York State, four in Washington State, three in Illinois, two in Texas, one in Maryland, Massachusetts, Nevada, and New Jersey, one in Hong Kong, and a representative office in Taipei, Beijing, and Shanghai. Cathay Bank's website is found at www.cathaybank.com. Cathay General Bancorp's website is found at www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; our ability to generate anticipated returns on our investments and financings, including in tax-advantaged projects; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions; the risk that integration of business operations following any acquisitions, will be materially delayed or will be more costly or difficult than expected; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2018 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

	Three months ended			Six months ended June 30,
(Dollars in thousands, except per share data)	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 143,379	$ 143,316	$ 140,031	$286,695	$275,374
Reversal for credit losses	-	-	-	-	(3,000)
Net interest income after reversal for credit losses	143,379	143,316	140,031	286,695	278,374
Non-interest income	12,794	12,921	7,767	25,715	13,077
Non-interest expense	69,546	70,970	63,088	140,516	124,059
Income before income tax expense	86,627	85,267	84,710	171,894	167,392
Income tax expense	14,383	18,588	11,046	32,971	29,912
Net income	$ 72,244	$ 66,679	$ 73,664	$138,923	$137,480

Net income per common share
Basic	$ 0.90	$ 0.83	$ 0.91	$ 1.73	$ 1.69
Diluted	$ 0.90	$ 0.83	$ 0.90	$ 1.73	$ 1.68

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24	$ 0.62	$ 0.48

SELECTED RATIOS
Return on average assets	1.69%	1.61%	1.88%	1.65%	1.76%
Return on average total stockholders' equity	13.27%	12.57%	14.51%	12.92%	13.76%
Efficiency ratio	44.53%	45.42%	42.69%	44.98%	43.01%
Dividend payout ratio	34.26%	37.44%	26.47%	35.79%	28.34%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.81%	4.85%	4.58%	4.83%	4.50%
Total interest-bearing liabilities	1.65%	1.55%	1.03%	1.60%	0.97%
Net interest spread	3.16%	3.30%	3.55%	3.23%	3.53%
Net interest margin	3.58%	3.70%	3.83%	3.64%	3.79%

CAPITAL RATIOS	June 30, 2019	December 31, 2018	June 30, 2018
Tier 1 risk-based capital ratio	12.26%	12.43%	12.59%
Total risk-based capital ratio	13.92%	14.15%	14.38%
Tier 1 leverage capital ratio	10.73%	10.83%	10.96%
	.			.

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share data)	June 30, 2019	December 31, 2018	June 30, 2018

Assets
Cash and due from banks	$ 206,123	$ 225,333	$ 195,392
Short-term investments and interest bearing deposits	351,603	374,957	208,749
Securities available-for-sale (amortized cost of $1,468,452 at June 30, 2019, $1,267,731 at December 31, 2018 and $1,510,142 at June 30, 2018)	1,471,584	1,242,509	1,475,949
Loans	14,593,510	13,995,788	13,348,737
Less: Allowance for loan losses	(122,651)	(122,391)	(121,899)
Unamortized deferred loan fees, net	(1,415)	(1,565)	(3,248)
Loans, net	14,469,444	13,871,832	13,223,590
Equity securities	32,498	25,098	23,131
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	11,329	12,674	8,220
Affordable housing investments and alternative energy partnerships, net	301,410	282,734	308,464
Premises and equipment, net	102,919	103,189	102,415
Customers' liability on acceptances	9,616	22,709	22,366
Accrued interest receivable	55,711	51,650	48,178
Goodwill	372,189	372,189	372,189
Other intangible assets, net	6,782	7,194	7,462
Right-of-use assets- operating leases	36,515	-	-
Other assets	161,033	175,419	184,391

Total assets	$ 17,606,006	$ 16,784,737	$ 16,197,746

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,758,344	$ 2,857,443	$ 2,835,314
Interest-bearing deposits:
NOW deposits	1,267,464	1,365,763	1,381,617
Money market deposits	1,909,097	2,027,404	2,263,991
Savings deposits	716,206	738,656	790,125
Time deposits	7,711,811	6,713,074	5,833,499
Total deposits	14,362,922	13,702,340	13,104,546

Securities sold under agreements to repurchase	-	-	50,000
Advances from the Federal Home Loan Bank	550,000	530,000	480,000
Other borrowings for affordable housing investments	30,820	17,298	17,382
Long-term debt	169,761	189,448	194,136
Deferred payments from acquisition	18,843	18,458	36,015
Acceptances outstanding	9,616	22,709	22,366
Lease liabilities - operating leases	37,858	-	-
Other liabilities	226,889	182,618	228,468
Total liabilities	15,406,709	14,662,871	14,132,913
Stockholders' equity	2,199,297	2,121,866	2,064,833
Total liabilities and equity	$ 17,606,006	$ 16,784,737	$ 16,197,746

Book value per common share	$ 27.55	$ 26.36	$ 25.32
Number of common shares outstanding	79,818,003	80,501,948	81,255,683

CATHAY GENERAL BANCORP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three months ended			Six months ended June 30,
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 182,291	$ 178,277	$ 158,659	$ 360,568	$ 309,949
Investment securities	8,477	7,290	7,208	15,767	13,666
Federal Home Loan Bank stock	298	304	380	602	776
Deposits with banks	1,383	1,890	1,273	3,273	2,829

Total interest and dividend income	192,449	187,761	167,520	380,210	327,220

INTEREST EXPENSE
Time deposits	39,491	34,123	18,730	73,614	34,458
Other deposits	5,588	5,377	4,832	10,965	9,418
Securities sold under agreements to repurchase	-	-	608	-	1,322
Advances from Federal Home Loan Bank	1,792	2,596	885	4,388	1,856
Long-term debt	2,007	2,132	2,163	4,139	4,245
Deferred payments from acquisition	192	217	271	409	547

Total interest expense	49,070	44,445	27,489	93,515	51,846

Net interest income before reversal for credit losses	143,379	143,316	140,031	286,695	275,374
Reversal for credit losses	-	-	-	-	(3,000)

Net interest income after reversal for credit losses	143,379	143,316	140,031	286,695	278,374

NON-INTEREST INCOME
Net gains/(losses) from equity securities	3,237	4,163	(1,124)	7,400	(4,971)
Securities gains, net	13	-	-	13	-
Letters of credit commissions	1,577	1,554	1,376	3,131	2,651
Depository service fees	1,243	1,255	1,241	2,498	2,686
Gains from acquisition	-	-	-	-	340
Other operating income	6,724	5,949	6,274	12,673	12,371

Total non-interest income	12,794	12,921	7,767	25,715	13,077

NON-INTEREST EXPENSE
Salaries and employee benefits	33,153	32,132	30,600	65,285	60,977
Occupancy expense	5,489	5,549	5,170	11,038	10,622
Computer and equipment expense	2,833	2,879	2,611	5,712	5,705
Professional services expense	6,000	5,257	5,730	11,257	11,769
Data processing service expense	3,081	3,410	3,151	6,491	6,370
FDIC and State assessments	2,132	2,476	2,142	4,608	4,177
Marketing expense	979	2,141	3,400	3,120	4,258
Other real estate owned expense	369	280	(3)	649	(215)
Amortization of investments in low income housing and alternative energy partnerships	9,102	10,810	5,113	19,912	10,874
Amortization of core deposit intangibles	171	172	280	343	514
Acquisition and integration costs	-	-	1,735	-	1,904
Other operating expense	6,237	5,864	3,159	12,101	7,104

Total non-interest expense	69,546	70,970	63,088	140,516	124,059

Income before income tax expense	86,627	85,267	84,710	171,894	167,392
Income tax expense	14,383	18,588	11,046	32,971	29,912
Net income	$ 72,244	$ 66,679	$ 73,664	$ 138,923	$ 137,480

Net income per common share:
Basic	$ 0.90	$ 0.83	$ 0.91	$ 1.73	$ 1.69
Diluted	$ 0.90	$ 0.83	$ 0.90	$ 1.73	$ 1.68

Cash dividends paid per common share	$ 0.31	$ 0.31	$ 0.24	$ 0.62	$ 0.48
Basic average common shares outstanding	80,106,329	80,455,317	81,236,315	80,279,859	81,180,160
Diluted average common shares outstanding	80,302,679	80,703,134	81,774,986	80,501,800	81,727,977

CATHAY GENERAL BANCORP AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

	Three months ended
(In thousands)	June 30, 2019		March 31, 2019		June 30, 2018

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$14,365,544	5.09%	$14,088,488	5.13%	$13,020,212	4.89%
Taxable investment securities	1,441,005	2.36%	1,270,053	2.33%	1,368,718	2.11%
FHLB stock	17,250	6.93%	17,304	7.13%	17,489	8.73%
Deposits with banks	235,019	2.36%	312,779	2.45%	274,569	1.86%

Total interest-earning assets	$16,058,818	4.81%	$15,688,624	4.85%	$14,680,988	4.58%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,265,105	0.18%	$ 1,309,109	0.19%	$ 1,381,065	0.20%
Money market deposits	1,857,384	1.00%	1,915,030	0.94%	2,201,162	0.68%
Savings deposits	731,512	0.20%	717,393	0.19%	804,064	0.20%
Time deposits	7,570,131	2.09%	7,064,254	1.96%	5,848,849	1.28%
Total interest-bearing deposits	$11,424,132	1.58%	$11,005,786	1.46%	$10,235,140	0.92%
Securities sold under agreements to repurchase	-	0.00%	-	0.00%	83,517	2.92%
Other borrowed funds	353,799	2.25%	462,043	2.47%	237,231	1.95%
Long-term debt	169,761	4.74%	183,115	4.72%	194,136	4.47%
Total interest-bearing liabilities	11,947,692	1.65%	11,650,944	1.55%	10,750,024	1.03%

Non-interest-bearing demand deposits	2,789,644		2,775,545		2,760,643

Total deposits and other borrowed funds	$14,737,336		$14,426,489		$13,510,667
Total average assets	$17,157,578		$16,811,249		$15,746,786
Total average equity	$ 2,184,251		$ 2,151,192		$ 2,036,674

	Six months ended
(In thousands)	June 30, 2019		June 30, 2018

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$14,227,782	5.11%	$12,970,484	4.82%
Taxable investment securities	1,356,001	2.34%	1,336,871	2.06%
FHLB stock	17,277	7.03%	19,852	7.89%
Deposits with banks	275,044	2.40%	334,465	1.71%

Total interest-earning assets	$15,876,104	4.83%	$14,661,672	4.50%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,286,985	0.19%	$ 1,393,883	0.19%
Money market deposits	1,886,048	0.97%	2,228,446	0.66%
Savings deposits	724,492	0.20%	821,121	0.21%
Time deposits	7,318,590	2.03%	5,750,722	1.21%
Total interest-bearing deposits	$11,216,115	1.52%	$10,194,172	0.87%
Securities sold under agreements to repurchase	-	0.00%	91,713	2.91%
Other borrowed funds	407,622	2.37%	277,845	1.74%
Long-term debt	176,401	4.73%	194,136	4.41%
Total interest-bearing liabilities	11,800,138	1.60%	10,757,866	0.97%

Non-interest-bearing demand deposits	2,782,633		2,755,754

Total deposits and other borrowed funds	$14,582,771		$13,513,620
Total average assets	$16,985,370		$15,727,466
Total average equity	$ 2,167,812		$ 2,014,908

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652